10

                         AMENDMENT NO. 1
                               TO
                      EMPLOYMENT AGREEMENT

     This Amendment No. 1 (the "Amendment") is entered into as of April 30, 1997, by and between PHP Healthcare Corporation, a Delaware corporation (the "Company"), and Charles H. Robbins, an individual residing at 7720 Carlton Place, McLean, Virginia (the "Employee").

     WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of February 24, 1997 (the
"Employment Agreement");

     WHEREAS, the Company and the Employee desire to amend the terms and conditions of the Employment Agreement to permit Employee to sell 300,000 shares of Employee's Common Stock to a trust (the "Trust") under which John W. Kluge is the grantor, pursuant to the Stock Purchase Agreement between Employee and the Trust, dated as April 30, 1997, substantially in the form attached hereto as Exhibit A (the "Kluge Sale"), in lieu of Employee's exercise of the Put Right (unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Employment Agreement).

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, agreements and covenants contained herein, the parties hereto agree as follows:

     1.   The Employment Agreement is hereby amended as follows:

          1.1 Section 2 of the Employment Agreement is amended by deleting Section 2.02 in its entirety and reserving such section in blank.

          1.2 Section 2.06(a) is amended by (i) replacing the phrase "any exercise of the Put Right pursuant to Section 2.02" with the phrase "the Kluge Sale," (ii) replacing the phrase "such amounts are paid in full" with the phrase "April 30, 1997" and
(iii) deleting the last sentence in full (which sentence begins "Any proceeds for the Put Right. . .").

          1.3  Section 2.06(b) is amended by replacing the clause
"In the event that Employee does not exercise the Put Right pursuant to Section 2.02" with the clause "Irrespective of the proceeds, if any, from the Kluge Sale".

          1.4 Section 3.03 of the Employment Agreement is hereby restated in its entirety as follows:

               3.03 Restrictions on Transfer. Prior to November 1, 1997, the Restricted Persons shall not, directly or indirectly, sell, lend, transfer or otherwise dispose of, offer to sell, lend, transfer or otherwise dispose of or agree to sell, lend, transfer or otherwise dispose of more than 400,000 shares of Common Stock they own, provided, however, that up to 300,000 of such shares may be sold in the Kluge Sale; and provided, further, that the Restricted Persons may sell, lend, transfer or otherwise dispose of such Common Stock of the Company in the event of (i) a Change in Control (as defined above), (ii) an underwriting of at least one million five hundred thousand (1,500,000) shares of the Common Stock in which Restricted Persons are permitted to participate pursuant to the terms of the Registration Rights Agreement between Restricted Persons and the Company dated as of February 24, 1997 or (iii) pursuant to a bona fide pledge of or the granting of a security interest or any other lien or encumbrance in such shares of Common Stock to a recognized institutional lender to secure a bona fide loan.
Until the Standstill Termination Date, the Restricted Persons shall not, directly or indirectly, sell, lend, transfer or otherwise dispose of any of their shares of Common Stock of the Company (or agree to do so) to any person which, to their knowledge and after taking into account such sale, would Beneficially Own more than one percent (1%) of the Company's Common Stock (other than pursuant to the Kluge Sale). The parties agree that the three children of Charles and Ellen Robbins (and any trust created on their behalf prior to January 31, 1997) are excluded from the restrictions in this Section 3.03.

     2. In connection with this Amendment and the closing of the Kluge Sale, the Company agrees to reimburse the Employee for his legal fees and costs in an amount not to exceed $10,000.

     3. Except as specifically amended herein, the provisions of the Employment Agreement shall continue in full force and effect as set forth therein.

     4. This Amendment shall be effective simultaneously with the closing of the Kluge Sale, at which time the Put Right shall terminate and be of no further force and effect. If the Kluge Sale is not consummated by May 7, 1997, this Amendment shall be null and void and be of no further force and effect.

     5. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.


                              PHP HEALTHCARE CORPORATION


                              By:  /s/ Anthony M. Picini
                              Name:     Anthony M. Picini
                              Title:    Executive V.P. & C.F.O.



                              /s/ Charles H. Robbins
                              CHARLES H. ROBBINS


                              /s/ Ellen Robbins
                              ELLEN ROBBINS
                              (as to the amendment to Section
                              3.03)

105901.06